NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of Wellman, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on February 8, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Company had fallen below the Exchange's continued listing standard regarding average share price over a consecutive 30 trading-day period of not less than $1.00. In addition, the market capitalization of the Company's common stock recently has also fallen below the NYSE's continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing. The share price closed at $.38 on December 3, 2007. 1. The Exchange's Listed Company Manual, Sections 802.01C and B, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: average closing price of a security is less than $1.00 over a consecutive 30 trading-day period; the issuer's average global market capitalization over a consecutive 30 trading-day period falls below $25,000,000, regardless of the original standard under which the issuer listed. 2. The Exchange, on December 4, 2007, determined that the Common Stock should be suspended from trading before the opening of the trading session on December 10, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified verbally on December 3, 2007 and by letter on December 5, 2007. 3. Pursuant to the above authorization, a press release was issued on December 4, 2007, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on December 5, 2007 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on December 10, 2007. 4. On December 4, 2007, the Company indicated in a press release that it formally waived its right to a hearing relative to the delisting of the stated Common Stock.